Exhibit 3.1

EXECUTION VERSION

AMENDMENT TO SECOND AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION

OF

ALLISON TRANSMISSION HOLDINGS, INC.

Allison Transmission Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1. The Second Amended and Restated Certificate of Incorporation is hereby amended as follows:

A. Article SEVENTH, Section 1 is amended and restated in its entirety as follows:

1. Board Structure. Commencing with the directors standing for election at the 2016 annual meeting of stockholders, and the 2017 annual meeting of stockholders for all other directors, each director, other than any directors elected by the holders of shares of any class or series of Preferred Stock provided for or fixed pursuant to the provisions of Article Sixth hereof (the “Preferred Stock Directors”), shall be elected at the annual meeting of stockholders and hold office until the next annual meeting and until his successor shall be elected and qualified, subject, however, to such director’s prior death, resignation, retirement, disqualification or removal from office.

B. Article SEVENTH, Section 3 is amended and restated in its entirety as follows:

3. Removal of Directors. Subject to the rights of the holders of shares of any class or series of Preferred Stock then outstanding, (i) directors serving in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class may be removed only for cause, upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, voting together as a single class and (ii) all other directors may be removed at any time, either for or without cause, upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, voting together as a single class.

C. The last sentence of Article SEVENTH, Section 4 is amended and restated in its entirety as follows:

Any director so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until his or her successor shall be elected and qualified.

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Second Amended and Restated Certificate of Incorporation to be duly executed as of the 12th day of May, 2016.

By:	/s/ Lawrence E. Dewey
	Name:	Lawrence E. Dewey
	Title:	Chairman and Chief Executive Officer

[Signature Page to Amendment to Second Amended and Restated Certificate of Incorporation]